Exhibit 5.1

August 25, 2014

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger, dated as of February 12, 2014 (the “Merger Agreement”), by and among Comcast Corporation, a Pennsylvania corporation (“Comcast” or the “Company”), Time Warner Cable Inc., a Delaware corporation (“TWC”), and Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Comcast (“Merger Sub”), Merger Sub will merge (“the Merger”) with and into TWC, with TWC surviving the Merger as a wholly owned subsidiary of Comcast, and each share of common stock, par value $0.01 per share, of TWC issued and outstanding immediately prior to the effective time of the Merger will be converted into 2.875 duly issued, fully paid and nonassessable shares of Comcast Class A common stock, par value $0.01 per share (“Comcast Class A common stock”). In connection with the Merger, Comcast will issue up to 810,732,069 shares of Comcast Class A common stock (the “Shares”), upon the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement on Form S-4 (the “Registration Statement”) of Comcast, as filed with the Securities and Exchange Commission.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I advise you that, in my opinion, the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be legally issued, fully paid and nonassessable.

In connection with my opinion expressed above, I have assumed that, at or prior to the time of the delivery of any Share, (i) the Company is, and shall remain, validly subsisting as a corporation in good standing under the laws of the Commonwealth of Pennsylvania; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Shares.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Arthur R. Block
Arthur R. Block